As filed with the Securities and Exchange Commission on September 1 4 , 2005.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRB GAS TRANSPORTATION, INC.
 (Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of incorporation or Organization)	20-0563497 (I.R.S. Employer Identification No.)
1875 Lawrence Street, Suite 450 Denver, Colorado (Address of Principal Executive Offices)	80202 (Zip Code)

PRB Transportation, Inc.

Equity Compensation Plan
 (Full Title of the Plan)

William P. Brand, Jr.

Vice President - Finance

1875 Lawrence  Street, Suite 450

Denver, Colorado  80202

(Name and Address of Agent for Service)

(303) 308-1330
(303) 308-1590

 (Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Aaron A. Grunfeld, Esq.

Resch Polster Alpert & Berger LLP

10390 Santa Monica Boulevard, Fourth Floor

Los Angeles, California 90025

(310) 277-8300

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value	746,689 shares	$7 .15	$ 5, 338,826	$ 6 28.38

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also relates to such indeterminate number of additional shares of common stock of the registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the PRB Transportation, Inc. Equity Compensation Plan.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee on the basis of $7. 15 per share, which was the average of the high and low prices of the Registrant’s common stock quoted on the American Stock Exchange on September 13 , 2005.

ii

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

        The documents containing the information specified in Part I will be delivered to participants in the plan covered by this registration statement, in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission ("Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

        Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the PRB Transportation, Inc. Equity Compensation Plan are available without charge by contacting:

PRB Gas Transportation, Inc.

1875 Lawrence  Street, Suite 450

Denver, Colorado  80202
(303) 308-1330
(303) 308-1590 (fax)

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The SEC allows us to "incorporate by reference" into this registration statement the documents we file with, or furnish to, them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this registration statement forms a part of this registration statement, and information that we file later with the SEC automatically updates and supersedes any information in this registration statement. We incorporate by reference into this registration statement the documents listed below:

•

the description of our common stock contained in our registration statement on Form S-1 filed on August 2, 2005;

•

our prospectus filed pursuant to Rule 424(b) dated April 14, 2005;

•

our quarterly report for the three month period ended March 31, 2005 filed on Form 10-Q dated May 24, 2005;

•

our quarterly report for the three and six month period ended June 30, 2005 filed on Form  10-Q dated August 15, 2005 and as amended by Form 10-Q/A filed on September 8, 2005; and

•

our reports on Form 8-K dated May 26, 2005, July 12, 2005, August 1, 2005, August 15, 2005 and September 9, 2005.

All documents filed by the Registrant after the date of this registration statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment, which indicates all securities offered have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not Applicable.

Item 5. Interest of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

 The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful.  The Nevada Revised Statutes further provide that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

Our bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.  These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and, therefore, such indemnification provisions may be unenforceable.

Item 7.  Exemptions from Registration Claimed

     Not Applicable.

Item 8.  Exhibits

The following exhibits are filed with this Registration Statement:

Exhibit Number	Documents
4.1	PRB Transportation, Inc. Equity Compensation Plan (1)
5.1	Opinion of Resch Polster Alpert & Berger LLP
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2	Consent of Resch Polster Alpert & Berger LLP (included in opinion filed as Exhibit 5.1)
24	Power of Attorney (included in signature page to the registration statement)
(1) Incorporated by reference to Exhibit 10 to the Registrant’s registration statement on Form S-1 filed November 1, 2004

Item 9.  Undertakings

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the forgoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 1 4 th day of September, 2005.

PRB Gas Transportation, Inc.
By:	William P. Brand, Jr.
Name:	William P. Brand, Jr.
Title:	Vice President - Finance

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Brand, Jr. as his attorney-in-fact, with full power of substitution, for him in any and all capacities to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on September 1 4 , 2005.

Signature	Title
/s/ Robert W. Wright	Chairman and Chief Executive Officer
Robert W. Wright
/s/ William F. Hayworth	President and Director
William F. Hayworth
/s/ William P. Brand, Jr.	Vice President - Finance
William P. Brand
/s/ Thomas J. Jacobsen	Director
Thomas J. Jacobsen
/s/ Marilena C. Marrelli	Director
Marilena C. Marrelli
/s/ Joseph W. Skeehan	Director
Joseph W. Skeehan

EXHIBIT INDEX

Exhibit Number	Documents
4.1	PRB Transportation, Inc. Equity Compensation Plan (1)
5.1	Opinion of Resch Polster Alpert & Berger LLP
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC
23.2	Consent of Resch Polster Alpert & Berger LLP (included in opinion filed as Exhibit 5.1)
24	Power of Attorney (included in signature page to the registration statement)
(1) Incorporated by reference to Exhibit 10 to the Registrant’s registration statement on Form S-1 filed November 1, 2004